CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Class Z and Class I and II Prospectuses and "Investment Management and Other Services" and "Financial Statements" in the Class Z and Class I and II Statements of Additional Information, and to the incorporation by reference in this Post-Effective Amendment No. 25 to the Registration Statement of Franklin Mutual Series Fund Inc., Number 33-18516, on Form N-1A, of our reports dated January 30, 1998 on Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, Mutual Discovery Fund, Mutual European Fund and Mutual Financial Services Fund (each a portfolio of Franklin Mutual Series Fund Inc.) included in the 1997 Annual Reports to Shareholders.




                                             /s/Ernst & Young LLP


Boston, Massachusetts
February  27, 1998